Exhibit 10.22

March 14, 2018

Nicolas Quillé
3249 NE Thompson Street
Portland, OR 97212

Re: Offer Letter – Chief Winemaking & Operations Officer

Dear Nicolas,

I am delighted to offer you a Chief Winemaking & Operations Officer position with Crimson Wine Group (the “Company” or “Crimson Wine Group”). This letter sets forth the terms of the offer, which, if you accept, will govern your employment. You will report to me, Patrick DeLong, President and Chief Executive Officer. Your employment is scheduled to start on April 30, 2018.

This offer of employment is contingent on the successful completion of a background check, medical evaluation and drug test by the Company’s medical provider. This background check, medical evaluation and drug test will be the financial responsibility of the Company.

Your compensation will be $255,000 annually, payable bi-weekly every other Friday. You will be eligible for a 40% bonus target of your annual base salary in an amount to be determined by the Company in its discretion. The amount of any annual bonus paid by the Company will be based upon the company performance and your performance, as determined by the Company, against mutually agreed upon goals between you and me. Starting in calendar year 2020, there will be an opportunity to increase the bonus opportunity, subject to meeting certain special Key Performance Indicators (KPI’s) to be determined at the end of 2019. In addition, you will receive a car allowance benefit of $1,400 on a monthly basis. The Company will also draft a Separation Agreement to standard terms for such agreements and prior to the commencement of your employment, execute such agreement.

The home office for this position is the Crimson Wine Group headquarters located in Napa, California. You will be required to work a minimum of two weeks per month in this office. During critical times of the year, it could be up to three weeks per month.

The position of Chief Winemaking & Operations Officer is classified as exempt - one who works in a professional or managerial category.  Exempt employees are not eligible for overtime compensation under the Federal Fair Labor Standards Act (FLSA) or State law.

You will be eligible for medical, dental and vision benefits effective May 1, 2018. You will accrue a total of four weeks paid vacation and be eligible for paid time off for Company holidays consistent with the Company’s policies and procedures in effect at the time of your start date. These benefits may be amended or modified by the Company at any time with or without notice at the Company’s discretion. A list of current Company Benefits is attached for your reference.
During your first 90-days of your employment with the Company I will consider your employment to be on an introductory or probationary basis for performance review purposes only. During that 90-day period, you will be expected to become familiar with Company policies and procedures, your job duties and responsibilities. I encourage you to ask questions during this time as you learn about the Company. At the completion of this 90-days period, I will give you verbal or written feedback on your performance. Should your performance during the 90-day period not meet with the expectations set forth by me, your employment may be terminated. After that 90-day period if you remain an employee of the Company your performance will be reviewed annually at the end of each calendar year you remain employed with the Company. Your successful completion of the 90-day period does not change the “at-will” status of your employment.

Your employment relationship will be terminable “at will,” which means that either you or the Company may terminate your employment at any time and for any reason or for no reason with or without notice. By signing and returning this letter to the Company you acknowledge and agree that your employment is at-will. In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in California.

Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only in writing which is signed by both you and, on behalf of the Company, by a duly authorized officer.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to Human Resources by March 16, 2018. If you have any questions please feel free to give me a call or our Director of Human Resources, Tracy Leisek at (707) 260-0540.

I am delighted to have you join the Executive team at Crimson Wine Group.

Sincerely,

/s/ Patrick DeLong
Patrick DeLong
President Chief Executive Officer

Agreed and Accepted:

/s/ Nicolas M.E. Quillé	Date:	March 15, 2018
Nicolas M.E. Quillé

Termination and Severance Agreement
In the event your employment is terminated by the Company for Cause or by you for any reason, the Company shall pay to you (a) your accrued but unpaid Base Salary and PTO through the date of termination, (b) accrued benefits under the terms of any applicable benefit plans, and (c) reimbursement of any business expenses properly incurred by you and submitted for reimbursement in accordance with the Company’s policies and procedures for such reimbursement prior to the date of such termination (collectively the “Accrued Amounts”). The Company shall pay the Accrued Amounts to you as soon as practicable following the date of termination pursuant to state law. Except for the Accrued Amounts, you shall not be entitled to any other compensation and benefits following such termination of your employment, and you shall not be entitled to and the Company shall not be obligated to pay to you any severance amounts.
In the event your employment is terminated by the Company without Cause, or your termination is deemed by you to have been “Constructively Discharged”: (i) a reduction in salary or bonus target; (ii) a reduction in title, (iii) report to someone other than the CEO; (iv) a material reduction in responsibilities, and you sign a customary release in favor of the Company, the Company shall pay you as severance, an amount (the “Severance”) equal to twelve (12) months of your Base Salary in effect at the time of termination and the estimated company bonus at such time. In addition, the company will make available Cobra benefits of 18 months, subject to legal limitations at the time, and will include reimbursement of up to 3 months of the Cobra cost. The Severance shall be paid to you in equal installments on the Company’s regularly scheduled payroll dates beginning after the date of termination and your execution of a release agreement, and ending once the Severance is paid in full.
For purposes of this Agreement “Cause” to terminate your employment shall occur if the Company reasonably determines after due inquiry that any one or more of the following has occurred: (i) your conviction of, or plea of guilty or nolo contendere to, a felony; or (ii) your material breach of this Agreement or material breach of any fiduciary duty you have to the Company which shall have continued for a period of ten (10) days after written notice to you specifying such breach in reasonable detail; or (iii) your willful misconduct that is materially injurious to the Company; or (iv) your habitual drug or alcohol use which materially impairs your ability to perform your duties for the Company; or (v) your engaging in fraud, embezzlement or any other illegal conduct with respect to the Company or any of its affiliates; or (vi) habitual neglect of, or deliberate or intentional refusal, or habitual failure to discharge your duties, responsibilities or obligations consistent with your position as Chief Winemaking & Operations Officer or to follow the Company's policies or procedures which is not cured, if curable, within ten (10) days following the Company’s written notice to you of such behavior.
Your services under this Agreement shall also terminate upon your death or disability rendering you unable to perform your duties under this Agreement for 90 consecutive days in any 12-month period. Termination for death or disability shall be deemed a termination for Cause. In the event of your death, the Company shall pay the Accrued Amounts to your estate.

Signature:	/s/ Nicolas M.E. Quillé	Date:	March 15, 2018
Nicolas M.E. Quillé